Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Announces Preliminary Unaudited Second Quarter

Product Sales for XPOVIO® (selinexor)

— Preliminary Unaudited XPOVIO Net Product Sales of Approximately $18.5 Million for the

Second Quarter 2020 —

— Strongest Quarterly XPOVIO Sales Since July 2019 Commercial Launch —

NEWTON, Mass. – July 14, 2020 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), an innovation-driven pharmaceutical company, today announced preliminary unaudited second quarter 2020 net product sales for XPOVIO® (selinexor), the Company’s first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound, and provided additional updates on XPOVIO’s commercial results.

Oral XPOVIO tablets became commercially available to patients with relapsed or refractory multiple myeloma in the U.S. in July 2019. Based on preliminary unaudited financial information, Karyopharm expects net product sales of XPOVIO to be approximately $18.5 million during the second quarter 2020 representing an approximate 15% increase in net product sales compared to the first quarter of 2020. Despite COVID-19-related operational challenges, which included the diversion of physician and other healthcare resources to manage the ongoing COVID-19 pandemic and the significant reduction in Karyopharm’s field force in-person activities, XPOVIO sales grew as a result of an increasing demand from both academic and community-based physicians. Additionally, prescription refill rates, as well as the average number of prescriptions per patient, continued to grow during the quarter, further reinforcing the positive experience that Karyopharm believes many patients are having with XPOVIO treatment.

“While no company is immune to the challenges of the ongoing global COVID-19 pandemic, we are very pleased to see demand for XPOVIO increase during this most recent quarter,” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “In addition to encouraging preliminary second quarter sales, we are excited by the recent U.S. Food and Drug Administration’s accelerated approval of XPOVIO for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma, as well as the recently presented positive results from the Phase 3 BOSTON study in patients with multiple myeloma following one to three prior lines of therapy. We are proud to be making such an important impact for patients battling relapsed or refractory disease and look forward to providing the investment community with additional details of our recent achievements when we report our unaudited financial results for the second quarter in early August 2020.”

The financial information presented in this press release may be adjusted as a result of the completion of the customary quarterly review process, and the Company’s actual financial results may differ from the preliminary estimated financial information set forth above. As there remains significant uncertainty surrounding the overall market implications driven by the ongoing COVID-19 pandemic, Karyopharm is announcing preliminary unaudited sales results for the second quarter 2020 to increase transparency to the investment community during these unique times. Additionally, Karyopharm does not expect to regularly announce preliminary unaudited sales information in each subsequent quarter.

Targeting Disease at the Nuclear Pore

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. Karyopharm received accelerated U.S. Food and Drug Administration (FDA) approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. Karyopharm has also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) with a request for conditional approval of selinexor in this same RRMM indication. Karyopharm submitted a supplemental New Drug Application (sNDA) to the FDA requesting an expansion of its current indication to include the treatment for patients with multiple myeloma after at least one prior line of therapy based on the positive results from the Phase 3 BOSTON study which evaluated selinexor in combination with Velcade® (bortezomib) and low-dose dexamethasone. In June 2020, Karyopharm received accelerated FDA approval of XPOVIO for its second indication in adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including as a potential backbone therapy in combination with approved myeloma therapies (STOMP), in liposarcoma (SEAL) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

IMPORTANT SAFETY INFORMATION

Thrombocytopenia: XPOVIO can cause life-threatening thrombocytopenia, potentially leading to hemorrhage. Thrombocytopenia was reported in patients with multiple myeloma (MM) and developed or worsened in patients with DLBCL.

Thrombocytopenia is the leading cause of dosage modifications. Monitor platelet counts at baseline and throughout treatment. Monitor more frequently during the first 3 months of treatment. Institute platelet transfusion and/or other treatments as clinically indicated. Monitor patients for signs and symptoms of bleeding and evaluate promptly. Interrupt, reduce dose, or permanently discontinue based on severity of adverse reaction.

Neutropenia: XPOVIO can cause life-threatening neutropenia, potentially increasing the risk of infection. Neutropenia and febrile neutropenia occurred in patients with MM and in patients with DLBCL.

Obtain white blood cell counts with differential at baseline and throughout treatment. Monitor more frequently during the first 3 months of treatment. Monitor patients for signs and symptoms of concomitant infection and evaluate promptly. Consider supportive measures, including antimicrobials and growth factors (e.g., G-CSF). Interrupt, reduce dose, or permanently discontinue based on severity of adverse reaction (AR).

Targeting Disease at the Nuclear Pore

Gastrointestinal Toxicity: XPOVIO can cause severe gastrointestinal toxicities in patients with MM and DLBCL.

Nausea/Vomiting: Provide prophylactic antiemetics. Administer 5-HT3 receptor antagonists and other anti-nausea agents prior to and during treatment with XPOVIO. Interrupt, reduce dose, or permanently discontinue based on severity of ARs. Administer intravenous fluids to prevent dehydration and replace electrolytes as clinically indicated.

Diarrhea: Interrupt, reduce dose, or permanently discontinue based on severity of ARs. Provide standard anti-diarrheal agents, administer intravenous fluids to prevent dehydration, and replace electrolytes as clinically indicated.

Anorexia/Weight Loss: Monitor weight, nutritional status, and volume status at baseline and throughout treatment. Monitor more frequently during the first 3 months of treatment. Interrupt, reduce dose, or permanently discontinue based on severity of ARs. Provide nutritional support, fluids, and electrolyte repletion as clinically indicated.

Hyponatremia: XPOVIO can cause severe or life-threatening hyponatremia. Hyponatremia developed in patients with MM and in patients with DLBCL.

Monitor sodium level at baseline and throughout treatment. Monitor more frequently during the first 2 months of treatment. Correct sodium levels for concurrent hyperglycemia (serum glucose >150 mg/dL) and high serum paraprotein levels. Assess hydration status and manage hyponatremia per clinical guidelines, including intravenous saline and/or salt tablets as appropriate and dietary review. Interrupt, reduce dose, or permanently discontinue based on severity of the AR.

Serious Infection: XPOVIO can cause serious and fatal infections. Most infections were not associated with Grade 3 or higher neutropenia. Atypical infections reported after taking XPOVIO include, but are not limited to, fungal pneumonia and herpesvirus infection.

Monitor for signs and symptoms of infection, and evaluate and treat promptly.

Neurological Toxicity: XPOVIO can cause life-threatening neurological toxicities.

Coadministration of XPOVIO with other products that cause dizziness or mental status changes may increase the risk of neurological toxicity.

Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, until the neurological toxicity fully resolves. Optimize hydration status, hemoglobin level, and concomitant medications to avoid exacerbating dizziness or mental status changes. Institute fall precautions as appropriate.

Embryo-Fetal Toxicity: XPOVIO can cause fetal harm when administered to a pregnant woman.

Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential and males with a female partner of reproductive potential to use effective contraception during treatment with XPOVIO and for 1 week after the last dose.

Targeting Disease at the Nuclear Pore

ADVERSE REACTIONS

The most common adverse reactions (ARs) in >20% of patients with MM are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea, and upper respiratory tract infection.

The most common ARs, excluding laboratory abnormalities, in >20% of patients with DLBCL are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities in >15% of patients included thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. Grade 4 laboratory abnormalities in >5% were thrombocytopenia, lymphopenia, and neutropenia.

In patients with MM, fatal ARs occurred in 9% of patients. Serious ARs occurred in 58% of patients. Treatment discontinuation rate due to ARs was 27%. The most frequent ARs requiring permanent discontinuation in >4% of patients included fatigue, nausea, and thrombocytopenia.

In patients with DLBCL, fatal ARs occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal AR was infection (4.5% of patients). Serious ARs occurred in 46% of patients; the most frequent serious AR was infection. Discontinuation due to ARs occurred in 17% of patients.

USE IN SPECIFIC POPULATIONS

In MM, no overall difference in effectiveness of XPOVIO was observed in patients >65 years old when compared with younger patients. Patients >75 years old had a higher incidence of discontinuation due to an AR than younger patients, a higher incidence of serious ARs, and a higher incidence of fatal ARs.

Clinical studies in patients with relapsed or refractory DLBCL did not include sufficient numbers of patients aged 65 and over to determine whether they respond differently from younger patients.

The effect of end-stage renal disease (CLCR <15 mL/min) or hemodialysis on XPOVIO pharmacokinetics is unknown.

Please see full Prescribing Information.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is an innovation-driven pharmaceutical company dedicated to the discovery, development, and commercialization of novel first-in-class drugs directed against nuclear export and related targets for the treatment of cancer and other major diseases. Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIO® (selinexor), received accelerated approval from the U.S. Food and Drug Administration (FDA) in July 2019 in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma. In June 2020, XPOVIO was approved by the FDA as a treatment for patients with relapsed or refractory diffuse large B-cell lymphoma. A Marketing Authorization Application for selinexor for patients with heavily pretreated multiple myeloma is also currently under review by the European Medicines Agency. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds

Targeting Disease at the Nuclear Pore

have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s preliminary financial information for the second quarter 2020, including expected net product sales; expectations relating to XPOVIO for the treatment of patients with relapsed or refractory multiple myeloma or relapsed or refractory diffuse large B-cell lymphoma and the commercialization of XPOVIO. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by reducing sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for indications in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on May 5, 2020, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited.

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp, Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Targeting Disease at the Nuclear Pore

Media:

FTI Consulting

Simona Kormanikova or Robert Stanislaro

212-850-5600 | Simona.Kormanikova@fticonsulting.com or robert.stanislaro@fticonsulting.com